FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
ANNUAL REPORT
of
NEW SOUTH WALES TREASURY CORPORATION
(registrant)
THE CROWN IN RIGHT OF NEW SOUTH WALES
(co-registrant)
(Names of Registrants)
Date of end of last fiscal year:
June 30, 2010
SECURITIES REGISTERED
(As of the close of the fiscal year)

	Amounts as to which	Names of exchanges
Title of Issue	registration is effective	on which registered
N/A	N/A	N/A(1)

(1)	This Form 18-K/A is being filed voluntarily by the registrant and co-registrant.
Names and address of persons authorized to receive notices and communications of behalf of the Registrants from the Securities and Exchange Commission:

Philip Gaetjens Secretary of the Treasury New South Wales Treasury Level 27, Governor Macquarie Tower 1 Farrer Place Sydney NSW 2000 Australia	Stephen Knight Chief Executive New South Wales Treasury Corporation Level 22, Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia

SIGNATURE
INDEX TO EXHIBITS
EX-99.C.III.A
EX-99.C.III.B
EX-99.C.III.C
EX-99.C.III.D
EX-99.C.III.E
EX-99.C.III.F
EX-99.C.III.G

EXPLANATORY NOTE
The undersigned registrants hereby amend the Annual Report filed on Form 18-K for the above-noted fiscal year by attaching hereto as Exhibits (c)(iii)(A)-(G) the New South Wales 2011-2012 Budget Papers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Sydney, Australia on September 25, 2011.

NEW SOUTH WALES TREASURY CORPORATION
By:	/s/ Stephen Knight
	Name:	Stephen Knight
	Title:	Chief Executive

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Sydney, Australia on September 25, 2011.

THE CROWN IN RIGHT OF NEW SOUTH WALES
By:	/s/ Philip Gaetjens
	Name:	Philip Gaetjens
	Title:	Secretary of the Treasury

INDEX TO EXHIBITS

Exhibit (c)(iii)	New South Wales 2011-2012 Budget Papers, consisting of:

Exhibit (c)(iii)(A)	Budget Overview

Exhibit (c)(iii)(B)	Budget Speech

Exhibit (c)(iii)(C)	Budget Statement

Exhibit (c)(iii)(D)	Budget Estimates

Exhibit (c)(iii)(E)	Infrastructure Statement

Exhibit (c)(iii)(F)	Appropriation Bills

Exhibit (c)(iii)(G)	Long-Term Fiscal Pressures Report